Progress Update from Janus CEO Mark Whiston

on Frequent Trading Issues and Related Actions

November 18, 2003

In our effort to keep you well-informed on the frequent trading issues that are specific to Janus, the following report details the progress we’ve made since our last communication to you in late September. We have set a clear direction for moving forward at Janus and are diligently working to address your needs, questions and concerns.

In this communication to you, we will:

•	Report the results of our internal review to date and the related personnel actions we’ve taken.

•	Update you on our status with the regulatory agencies.

•	Share several measures we’re implementing to further align the interests of Janus and those of our fund shareholders.

•	Recap our plans to compensate adversely affected funds and/or fund shareholders by the discretionary arrangements, and update you on the expected completion date of the external analysis.

Results of our internal review and related personnel actions.

We at Janus hold our employees to a high degree of integrity and ethical standards. As such, we take the allegations about the actions of specific employees very seriously. Over the past several weeks, we’ve been conducting a thorough review of the origins of the frequent trading arrangements. The results of our internal review to date were presented last week to the independent directors of Janus Capital Group.

Based on that review, we believe that a few employees thought that limited, controlled market timing was not harmful to the funds or their shareholders. The few employees central to the decisions to accept the discretionary trading arrangements had either left Janus prior to the announcement of the NY Attorney General’s allegation or have resigned and are now no longer with the company. Additionally:

•	None of the current portfolio managers on the affected funds established the frequent trading arrangements in their respective funds.

•	No Janus portfolio manager or senior executive engaged in frequent trading activity in Janus funds through his or her own personal accounts, including retirement accounts.

•	Janus has no agreements allowing investors or clients to buy fund shares after market close and obtain that day’s closing price. We have not found evidence suggesting that any investor or client placed a late day trade directly with Janus. However, because a large portion of our trading activity comes through third-party intermediaries and omnibus accounts, it is uncertain if such trading took place in any of the Janus funds and in violation of our agreements with these firms.

The above information reflects what we know today. As the regulatory and other reviews conclude, if we learn that additional employees did not act in good faith or knowingly disregarded the best interest of fund shareholders, we will take appropriate action.

Janus’ status with the regulators.

Janus is highly supportive of many of the industry-wide reform initiatives that are currently being contemplated and discussed. Additionally, we’re participating in ongoing discussions with industry peers as to how to monitor and control frequent trading activity across the industry at large.

We are cooperating with the ongoing investigation by the staff of the NY Attorney General’s office and the SEC and have had several preliminary discussions with those staff members in an attempt to resolve the issues that specifically relate to Janus. While the ultimate outcome and timeline of these discussions will be driven in large part by the two agencies, Janus is working to achieve a timely resolution that is fair to all constituents.

Measures taken to further align the interests of Janus and those of fund shareholders.

We have formed numerous internal task forces to thoroughly examine our business practices and operational procedures. The goal of the various task forces is to identify any potential or perceived conflicts of interests that are inconsistent with our commitment to place our fund shareholder interests first.

To date, Janus is implementing the following:

•	Retaining Marianne Smythe, a partner at the law firm of Wilmer Cutler & Pickering and a former Director of the SEC’s Division of Investment Management. Ms. Smythe will review Janus’ policies and independently assess our implementation of new business practices so that they are reasonably designed to ensure compliance with all applicable legal and business standards going forward.

•	Increasing the short-term redemption fee from 1% to 2% on shares sold within 90 days of purchase in the 14 funds that currently impose such a fee. In addition to shareholders, all Janus employees will be held to these limits in their personal accounts. We’re also considering adding short-term redemption fees to many other Janus mutual funds.

•	Tightening internal policies to remove any room for possible misinterpretation about our policies related to frequent trading. This includes revising our US retail funds prospectus to broaden our definition of frequent trading in addition to strictly enforcing the four “round trip” exchange limit over a 12-month period.

•	Establishing clear lines of authority and accountability to ensure that all new business relationships are approved in advance by Janus’ Operating Council — a newly formed group of senior company officers, accountable to me, with ultimate responsibility for upholding Janus’ high business standards.

•	Increasing the frequency of disclosure of mutual fund portfolio holdings from semi-annually to monthly with a 30-day lag period, effective 12/31/03. This will provide our shareholders and clients with more timely updates on what their Janus funds own.

Our pledge to compensate adversely impacted funds and/or fund shareholders and expected timing for full external analysis.

As previously communicated, Janus is contributing the management fees it earned from the discretionary frequent trading arrangements to the impacted funds and/or fund shareholders. Separately, the Funds Independent Trustees, with assistance from Ernst & Young, are currently assessing the overall adverse affect these arrangements had on impacted funds.

We anticipate that their collective analysis and recommendation will be completed in December. We will promptly communicate how and when Janus will make financial amends to those affected funds and/or fund shareholders.

While the progress and actions we’ve shared with you today are a good start, we will continue to seek new ways to align the interests of Janus with those of our fund shareholders across everything we do, and look forward to sharing these actions in the weeks and months ahead.

Equally important, we remain fully dedicated to the job you hired us to do: to deliver superior long-term investment results. To that end, our investment team is staying squarely focused on this task and is fully capable of managing their respective portfolios in the current environment.

I sincerely thank you for your patience, continued support and loyalty.

Mark Whiston

For a prospectus containing more information, including charges, risks and expenses, please call Janus at 800-525-1068 or download the file from janus.com. Read it carefully before you invest or send money. Janus Distributors LLC (11/03)

Funds distributed by Janus Distributors LLC.

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